As filed with the Securities and Exchange Commission on November 17, 2000
                                                           Registration No. 333-
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ------------------

                                    XOMA LTD.
             (Exact name of registrant as specified in its charter)

            Bermuda                                  52-2154066
(State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                 Identification No.)

                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170
          (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                          CHRISTOPHER J. MARGOLIN, ESQ.
                                    XOMA LTD.
                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)
                               ------------------

                                    Copy to:
                           GEOFFREY E. LIEBMANN, ESQ.
                             CAHILL GORDON & REINDEL
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000

                               ------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

     Title of Each Class                                    Proposed            Proposed
        of Securities                  Amount               Maximum              Maximum             Amount of
            To Be                       To Be            Offering Price         Aggregate          Registration
          Registered                 Registered           per Unit(1)       Offering Price(1)           Fee
------------------------------- ---------------------- ------------------- -------------------- --------------------

Common Shares,
par value U.S. $.0005
per share...................      10,000,000(2)(3)           $11.25           $112,500,000            $29,700

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c).

(2) Includes a like number of Preference Share Purchase Rights (the "Rights"). Since no separate consideration is paid for the Rights, the registration fee is included in the fee for the Common Shares.

(3) Pursuant to Rule 416 under the Securities Act of 1933, any additional Common Shares issued as a result of stock splits, stock dividends or similar transactions are deemed to be registered herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


--------------------------------------------------------------------------------
Prospectus                                              Subject to Completion,
                                                        dated November 17, 2000

                                    XOMA Ltd.
                                  Common Shares

--------------------------------------------------------------------------------



o        We may from time to time issue up to  10,000,000  o        We may sell these common shares to or through
         common shares. We will specify in  the                     underwriters and also to other purchasers or
         accompanying  prospectus supplement the terms of           through agents. We will set forth the names
         any such offering.                                         of any underwriters or agents in the
                                                                    accompanying prospectus supplement.



     This investment involves a high degree of risk. Consider carefully the risk factors beginning on page 4 of this prospectus before you invest.

                              --------------------

     Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              --------------------

                  The date of this prospectus is ________,2000.

                                TABLE OF CONTENTS


About This Prospectus............................   2       Use of Proceeds..................................  14
Risk Factors.....................................   3       Description of Share Capital.....................  15
Incorporation of Information We File                        Plan of Distribution.............................  18
   with the SEC..................................  10       Legal Opinion....................................  19
Special Note Regarding Forward-Looking                      Experts..........................................  19
   Statements....................................  11       Where You Can Get More Information...............  19
XOMA.............................................  12
Price Range of Common Shares and Dividend
   Information...................................  13

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell up to 10,000,000 common shares. Each time we sell common shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in common shares.

None Of Our Pharmaceutical Products Have Received Regulatory Approval; If Our Products Do Not Receive Regulatory Approval, Neither We Nor Our Third Party Collaborators Will Be Able To Manufacture And Market Them

     Even our most developed pharmaceutical product has yet to complete final clinical testing. We will be unable to manufacture and market our products without required regulatory approvals in the United States and other countries. The United States government and governments of other countries extensively regulate many aspects of our products, including:

     o    testing

     o    manufacturing

     o    promotion and marketing and

     o    exporting.

     In the United States, the Food and Drug Administration regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. At the present time, we believe that our products will be regulated by the FDA as biologics. State regulations may also affect our proposed products.

     In December 1992, we submitted an investigational new drug application to the FDA to begin human testing of our NEUPREX(R) product, a genetically-engineered fragment of a human protein (BPI). In April 2000, members of the FDA and representatives of XOMA and Baxter Healthcare Corporation, to whom we have licensed worldwide rights to all pharmaceutical compositions containing BPI (including NEUPREX(R)) for treatment of meningococcemia and in substantially all future anti-bacterial and anti-endotoxin human clinical indications, discussed results from the Phase III trial that tested NEUPREX(R) in pediatric patients with severe meningococcemia (a potentially deadly bacterial infection principally of children), and senior representatives of the FDA indicated that the data presented were not sufficient to support the filing of an application for marketing approval at that time. We and Baxter are therefore examining ways to supply additional data necessary to proceed with the filing. We cannot confirm that we will be able to supply such additional data. If we conduct an additional trial, we cannot assure you that the results will be adequate for approval. In September 1999, we discontinued patient enrollment in our Phase III clinical trial testing NEUPREX(R) in trauma patients with severe blood loss because an independent data safety monitoring board told us that interim results from the trial did not support continuing the trial. We have conducted earlier stage clinical trials testing NEUPREX(R) as a treatment in three additional indications:

     o prevention of complications following partial hepatectomy (a type of major liver surgery)

     o treatment of severe infections within the abdomen in combination with antibiotics and

     o treatment of cystic fibrosis patients (whose genetic disorder predisposes them to recurring bacterial lung infections).

We are currently evaluating with Baxter alternatives regarding future indications. Should we decide to conduct trials in such future indications, we cannot predict that the results will support product approval or justify further development.

     In September 1996, XOMA and Genentech, Inc. announced that an investigational new drug application had been filed with the FDA for clinical testing of anti-CD11a in patients with moderate to severe psoriasis. We completed a Phase II efficacy study in Canada in psoriasis patients in late 1998, subsequently received a $2 million milestone payment from Genentech, and agreed with Genentech to continue collaborative development of the product in psoriasis through Phase III and to expand the program to include all indications for the product. Genentech has subsequently completed enrollment in two Phase III trials of anti-CD11a in psoriasis and XOMA has initiated and completed enrollment in a Phase I/II study of anti-CD11a in kidney transplant recipients.

     In November 2000, we initiated a Phase I study in cancer patients of ING-1, a high-affinity antibody to an antigen expressed on epithelial cell cancers (breast, colorectal, prostate and others) that destroys cancer cells by recruiting the patient's own immune system.

     Our other potential products will also require significant additional development, including extensive preclinical and clinical testing.

     The FDA has substantial discretion in both the product approval process and manufacturing facility approval process and we cannot predict at what point, or whether, the FDA will be satisfied with our submissions or whether the FDA will raise questions which may be material and delay or preclude product approval or manufacturing facility approval. As we accumulate additional clinical data, we will submit it to the FDA, which may have a material impact on the FDA product approval process.

     Given that regulatory review is an interactive and continuous process, we maintain a policy of limiting announcements and comments upon the specific details of the ongoing regulatory review of our products, subject to our obligations under the securities laws, until definitive action is taken.

Because All Of Our Products Are Still In Development, We Will Require Substantial Funds To Continue; We Cannot Be Certain That Funds Will Be Available And, If Not Available, We May Have To Take Actions Which Could Adversely Affect Your Rights

     If adequate funds are not available, we may have to dilute or otherwise adversely affect the rights of existing shareholders, curtail or cease operations or, in extreme circumstances, file for bankruptcy protection. We have spent, and we expect to continue to spend, substantial funds in connection with:

     o research and development relating to our products and production technologies

     o    scale-up of our production capabilities

     o    extensive human clinical trials and

     o    protection of our intellectual property.

We believe we have enough cash (including interest income) to meet our currently anticipated needs for operating expenses, working capital, equipment acquisitions and current research projects through at least the second quarter of 2002. We continue to evaluate strategic alliances, potential partnerships and financing ar-rangements which would further strengthen our competitive position and provide additional funding. Accordingly, we cannot assure you that:

     o    operations will generate meaningful funds

     o    additional agreements for product development funding can be reached

     o    strategic alliances can be negotiated or

     o adequate additional financing will be available for us to finance our own development on acceptable terms, if at all.

Cash balances and operating cash flow are influenced primarily by the timing and level of payments by the Company's licensees and development partners, as well as by the Company's operating costs.

Because All Of Our Products Are Still In Development, We Have Sustained Losses In The Past And We Expect To Sustain Losses In The Future

     We have experienced significant losses and, as of September 30, 2000, we had an accumulated deficit of approximately U.S.$470.2 million.

     For the year ended December 31, 1999 and the nine months ended September 30, 2000, we had net losses of approximately U.S.$45.8 million, or U.S.$.87 per common share (basic and diluted), and U.S.$20.0 million, or U.S.$0.31 per common share (basic and diluted), respectively. We expect to incur additional losses in the future. Our ability to make profits is dependent in large part on obtaining regulatory approval for our products and entering into agreements for product development and commercialization. Our ability to fund our ongoing operations is dependent on the foregoing factors and on our ability to secure additional funds. We cannot assure you that we will ever make a profit or that cash flow from future operations will be sufficient to meet our needs.

If Third Party Collaborators Do Not Successfully Develop and Market Our Products, We May Not Be Able To Do So On Our Own

     Our financial resources and our marketing experience and expertise are limited. Consequently, we depend to a large extent upon securing the financial resources and marketing capabilities of third parties with whom we collaborate. In April 1996, XOMA and Genentech entered into an agreement whereby XOMA agreed to co-develop Genentech's humanized monoclonal antibody product anti-CD11a. In April 1999, the companies extended and expanded the agreement. In January 2000, we licensed the worldwide rights to all pharmaceutical compositions containing BPI (including NEUPREX(R)) for treatment of meningococcemia and substantially all future anti-bacterial and anti-endotoxin human clinical indications to Baxter Healthcare Corporation. We cannot assure you that Genentech or Baxter will successfully develop or market any products.

     Even when we have a collaboration relationship, we cannot assure you that it will result in successful development of marketable products. For example, in June 1999, we licensed certain genetically-engineered fragments of BPI to Allergan Inc. to use in combination with other anti-infectives in products to treat bacterial ophthalmic infections. In May 2000, following successful product testing at Allergan, we expanded the collaboration to include "stand-alone" formulations of BPI and to cover eye infections caused by any microbes. In November 2000, Allergan advised us that for internal economic reasons they planned to discontinue development of BPI-derived ophthalmic anti-infective products. We cannot assure you that we will succeed in finding another licensee for these products or that any such licensee will be successful in developing and marketing the products.

     As of the date of this prospectus, we have not entered into any other license agreements regarding our other products currently in development. Although we continue to evaluate additional strategic alliances and potential partnerships, we cannot predict whether or when any such alliances or partnerships will be entered into.

If Any Of Our Products Receives Regulatory Approval, We May Not Be Able To Increase Existing Or Acquire New Manufacturing Capacity Sufficient To Meet Market Demand

     We have never commercially introduced any pharmaceutical products. We cannot assure you that the capacity of our existing manufacturing facilities can be increased to produce sufficient quantities of our products to meet market demand. Also, if we need additional manufacturing facilities to meet market demand, we cannot assure you that we will successfully obtain those facilities.

If Our Patent Protection For Our Principal Products Is Not Enforceable, We Will Not Realize Our Profit Potential

     Because of the length of time and the expense associated with bringing new products to the marketplace, we hold and are in the process of applying for a number of patents in the United States and abroad to protect our products and important processes and also have obtained or have the right to obtain exclusive licenses to certain patents and applications filed by others. However, the patent position of biotechnology companies generally is highly uncertain, and no consistent policy regarding the breadth of allowed claims has emerged from the actions of the U.S. Patent and Trademark Office with respect to biotechnology patents. Legal considerations surrounding the validity of biotechnology patents continue to be in transition, and we cannot assure you that historical legal standards surrounding questions of validity will continue to be applied or that current defenses as to issued biotechnology patents will in fact be considered substantial in the future. Accordingly, we cannot assure you as to:

     o the degree and range of protection any patents will afford against competitors with similar technologies

     o    if and when patents will issue

     o whether or not others will obtain patents claiming aspects similar to those covered by our patent applications or

     o the extent to which we will be successful in avoiding any patents granted to others.

     The Patent Office has issued and/or allowed 53 patents to us related to our BPI-based products, including novel compositions, their manufacture, formulation, assay and use. In addition, we are the exclusive licensee of BPI-related patents and applications owned by New York University and Incyte Pharmaceuticals Inc. The Patent Office has also issued and/or allowed nine patents to us related to our bacterial expression technology.

     If certain patents issued to others are upheld or if certain patent applications filed by others issue and are upheld, we may require licenses from others in order to develop and commercialize certain potential products incorporating our technology. We cannot assure you that these licenses, if required, will be available on acceptable terms.

     Due to the uncertainties regarding biotechnology patents, we also have relied and will continue to rely upon trade secrets, know-how and continuing technological advancement to develop and maintain our com-petitive position. All of our employees have signed confidentiality agreements under which they have agreed not to use or disclose any of our proprietary information. Research and development contracts and relationships between us and our scientific consultants and potential customers provide access to aspects of our know-how that are protected generally under confidentiality agreements. We cannot assure you that all confidentiality agreements will be honored or are enforceable.

Other Companies May Render Some Or All Of Our Products Noncompetitive Or
Obsolete

     We cannot assure you that developments by others will not render our products or technologies obsolete or uncompetitive. Technologies developed and utilized by the biotechnology and pharmaceutical industries are continuously and substantially changing. Competition in the areas of genetically-engineered DNA-based and antibody-based technologies is intense and expected to increase in the future as a number of established biotechnology firms and large chemical and pharmaceutical companies advance in these fields. Many of these competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

     o    significantly greater financial resources

     o    larger research and development and marketing staffs

     o    larger production facilities

     o entered into arrangements with, or acquired, biotechnology companies to enhance their capabilities or

     o    extensive experience in preclinical testing and human clinical trials.

     Without limiting the foregoing, XOMA is aware that Biogen Inc. is in Phase III testing of its Amevive(TM) product in chronic plaque psoriasis, Immunex Corp. may be testing its rheumatoid arthritis drug in psoriasis and other companies are developing monoclonal antibody or other products for treatment of inflammatory skin disorders.

     These factors may enable others to develop products and processes competitive with or superior to our own. In addition, a significant amount of research in biotechnology is being carried out in universities and other non-profit research organizations. These entities are becoming increasingly interested in the commercial value of their work and may become more aggressive in seeking patent protection and licensing arrangements.

     It is possible that one or more other companies may be developing one or more products based on BPI, and we cannot assure you that these product(s) will not prove to be more effective than NEUPREX(R).

If We Do Business Internationally, We Will Be Subject To Additional Political, Economic and Regulatory Uncertainties

     We cannot assure you that we will be able to successfully operate in any foreign market. We believe that, because the pharmaceutical industry is global in nature, international activities will be a significant part of our future business activities and that, when and if we are able to generate income, a substantial portion of that income will be derived from product sales and other activities outside the United States. Foreign regulatory agencies often establish standards different from those in the United States, and an inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on our business. International operations may be limited or disrupted by:

     o    imposition of government controls

     o    export license requirements

     o    political or economic instability

     o    trade restrictions

     o    changes in tariffs

     o    restrictions on repatriating profits

     o    taxation and

     o    difficulties in staffing and managing international operations.

     Also, our business may be adversely affected by fluctuations in currency exchange rates.

Because We Are A Relatively Small Biopharmaceutical Company With Limited Resources, We May Not Be Able To Attract And Retain Qualified Personnel, And The Loss Of Key Personnel Could Delay Or Prevent Achieving Our Objectives

     Our success in developing marketable products and achieving a competitive position will depend, in part, on our ability to attract and retain qualified scientific and management personnel, particularly in areas requiring specific technical, scientific or medical expertise. There is intense competition for such personnel, and we cannot assure you that we will be able to attract or retain them. Our research, product development and business efforts would be adversely affected by the loss of a significant group of key members of our scientific or management staff.

Because We Engage In Human Testing, We Are Exposed To An Increased Risk Of Product Liability Claims, Which Would Have An Adverse Effect On Our Business

     The testing and marketing of medical products entails an inherent risk of allegations of product liability. We believe that we currently have adequate levels of insurance for our clinical trials. We will seek to obtain additional insurance, if needed, if and when our products are commercialized; however, we cannot assure you that adequate insurance coverage will be available or be available at acceptable costs or that a product liability claim would not materially adversely affect our business.

Our Shareholder Rights Agreement Or Bye-laws May Prevent Transactions That Could Be Beneficial To Our Shareholders

     Our shareholder rights agreement could make it considerably more difficult or costly for a person or group to acquire control of XOMA in a transaction that our board of directors opposes.

     Our bye-laws:

     o require certain procedures to be followed and time periods to be met for any shareholder to propose matters to be considered at annual meetings of shareholders, including nominating directors for election at those meetings;

     o authorize our board of directors to issue up to 1,000,000 preference shares without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine; and

     o contain provisions, similar to those contained in the Delaware General Corporation Law, that may make business combinations with interested shareholders more difficult.

     These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common shares, or could limit the ability of shareholders to approve transactions that they may deem to be in their best interests.

Because We Have No History Of Profitability And Because The Biotechnology Sector Has Been Characterized By Highly Volatile Stock Prices, Announcements We Make And General Market Conditions For Biotechnology Stocks Could Result In A Sudden Change In The Value Of Our Stock

     As a biopharmaceutical company, we have experienced significant volatility in our common shares. Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common share price. From November 1, 1999 through October 31, 2000, our share price has ranged from a low of U.S.$2 1/2 to a high of U.S.$16. Factors contributing to such volatility include:

     o    results of preclinical studies and clinical trials,

     o    evidence of the safety or efficacy of our products,

     o    announcements of new collaborations,

     o    failure to enter into collaborations,

     o    developments in existing collaborations,

     o    our funding requirements and the terms of our financing arrangements,

     o announcements of technological innovations or new indications for our therapeutic products,

     o    government regulations,

     o    developments in patent or other proprietary rights,

     o announcements regarding other participants in the biotechnology and pharmaceutical industries, and

     o    market speculation regarding any of the foregoing.

If You Were To Obtain A Judgment Against Us, It May Be Difficult To Enforce Against Us Because We Are A Foreign Entity

     We are a Bermuda company. All or a substantial portion of our assets may be located outside the United States. As a result, it may be difficult for investors to enforce in United States courts judgments obtained against us. We have irrevocably agreed that we may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Christopher J. Margolin, c/o XOMA Ltd., 2910 Seventh Street, Berkeley, California 94710, our United States agent appointed for that purpose. XOMA has been advised by its Bermuda counsel, Conyers Dill & Pearman, that there is doubt as to whether Bermuda courts would enforce judgments of United States courts obtained in (a) actions against such persons or XOMA that are predicated upon the civil liability provisions of the Securities Act or (b) original actions brought in Bermuda against XOMA or such persons predicated upon the Securities Act. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws may not be allowed in Bermuda courts as contrary to that nation's policy.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The following documents filed by XOMA with the SEC pursuant to the Securities Exchange Act are "incorporated by reference" in this prospectus, which means we can disclose important information to you by referring you to these documents and they are considered to be a part of this prospectus:

(1) annual report on Form 10-K for the fiscal year ended December 31, 1999 as amended by an amendment on Form 10-K/A dated and filed on April 25, 2000 (file no. 0-14710);

(2) quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000 (file no. 0-14710);

(3) current report on Form 8-K dated January 24, 2000 filed on January 25, 2000, as amended by amendments on Form 8-K/A dated and filed on February 3, 2000 and March 9, 2000 (file no. 0-14710);

(4) current report on Form 8-K dated February 11, 2000 filed on February 14, 2000 (file no. 0-14710);

(5) current report on Form 8-K dated and filed on April 25, 2000 (file no. 0-14710);

(6) amendment to current report on Form 8-K/A dated and filed on November 17, 2000 (file no. 0-14710); and

(7) the description of the common shares in the registration statement on Form 8-A dated and filed on May 21, 1999 under Section 12 of the Securities Exchange Act, including any amendment or report for the purpose of updating such description (registration no. 333-68045).

     All documents filed by XOMA with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before all of the common shares offered by this prospectus have been sold are deemed to be incorporated by reference in, and to be part of, this prospectus from the date any such document is filed.

     Any statements contained in a document incorporated by reference in this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded is not deemed to constitute a part of this prospectus except as so modified or superseded.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this prospectus are forward-looking in nature, including those relating to the sufficiency of our cash position, the FDA regulatory process, timing and results of clinical trials and other aspects of product development, strategic collaborative relationships and other statements that are not historical facts. The occurrence of the events described, and the achievement of the intended results, depend on many events, some or all of which are not predictable or not within our control. Actual results may differ materially from those anticipated in any forward-looking statements. Many risks and uncertainties are inherent in the biopharmaceutical industry. Others are more specific to our business. Many of the significant risks related to our business are described in this prospectus. These include, among others, risks associated with technology and product development, sufficiency and availability of funds, marketing risks, patent and intellectual property matters, regulatory and manufacturing issues and risks associated with competition from other companies. Many of these risks are discussed further in "Risk Factors."

                              --------------------

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these common shares or our solicitation of your offer to buy the common shares in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus should imply that the information contained in this prospectus or the affairs of XOMA have not changed since the date of this prospectus.

                                      XOMA

     We are a biopharmaceutical company developing products to treat bacterial and fungal infections, infectious complications (such as those that may follow surgery), and immunologic and inflammatory disorders. Our current product development programs include:

     o Anti-CD11a, a humanized monoclonal antibody product being developed in collaboration with Genentech, Inc. Genentech has completed enrollment in two Phase III trials of anti-CD11a in psoriasis and we have initiated and completed enrollment in a Phase I/II study of anti-CD11a in kidney transplant recipients.

     o ING-1, a high-affinity antibody to an antigen expressed on epithelial cell cancers (breast, colorectal, prostate and others) that destroys cancer cells by recruiting the patient's own immune system. We have initiated a Phase I study of ING-1 in cancer patients.

     o Genimune(TM), a product developed using our proprietary targeted gelonin fusion technology. The product delivers a proprietary, genetically-engineered cytotoxin called rGelonin specifically to CD5-positive cells. The CD5 antigen is expressed on mature T cells and some B cells, but not stem cells or other tissues. The product may treat cancers such as T and B-cell lymphomas and chronic lymphocytic leukemia, as well as autoimmune diseases such as rheumatoid arthritis. We are seeking one or more partners for commercialization of the product and plan to outlicense the technology.

     o NEUPREX(R) (rBPI21), a genetically-engineered modified fragment of a human protein known as BPI and our lead BPI-derived product. The product completed a Phase III efficacy clinical trial in 1999 in one indication, with the resulting clinical data published in a peer-reviewed medical journal in September 2000, and has been in various earlier phase clinical trials in four additional indications. Further development of this product will continue under a licensing agreement with Baxter Healthcare Corporation.

     o Mycoprex(TM), a fungicidal compound that is currently in preclinical product development. It is initially targeted at systemic fungal infections. We are seeking one or more partners for commercialization of this product.

     o Antiangiogenic compounds, which are in preclinical development with an initial focus on retinal disorders. We are seeking one or more partners for clinical development and commercialization of this product.

     We believe our cash position and resulting interest income are sufficient to finance our currently anticipated needs for operating expenses, working capital, equipment acquisitions and current research projects through at least the second quarter of 2002. We continue to evaluate strategic alliances, potential partnerships and financing arrangements which would further strengthen our competitive position and provide additional funding. We cannot predict whether or when any such alliances, partnerships or arrangements will be consummated or whether additional funding will be available when required and on terms acceptable to us.

              PRICE RANGE OF COMMON SHARES AND DIVIDEND INFORMATION

     XOMA's common shares (such common shares and the common stock of our predecessor Delaware corporation are referred to in this prospectus as the common shares) trade on the Nasdaq National Market under the symbol "XOMA." The following table sets forth the quarterly range of high and low reported sale prices of the common shares on the Nasdaq National Market for the periods indicated (in United States dollars):

                                                   High               Low
                                                   ----               ---

   1998:
                First Quarter                    $6 1/2             $4 5/16
                Second Quarter                        6               4 1/4
                Third Quarter                         5             1 27/32
                Fourth Quarter                        5             1 13/16

   1999:
                First Quarter                   $4 3/16            $2 13/16
                Second Quarter                    6 3/4               2 1/2
                Third Quarter                         8              2 1/32
                Fourth Quarter                    3 3/4                   2

   2000:
                First Quarter                       $16              $2 3/4
                Second Quarter                   10 1/8               3 1/8
                Third Quarter                    14 3/4                   4
                Fourth Quarter (through          15 1/4               7 3/4
                November 15)


     On October 31, 2000 the last reported sale price of the common shares as reported on the Nasdaq National Market was U.S.$12 3/16 per share. As of October 31, 2000, there were approximately 3,565 record holders of XOMA's common shares.

     XOMA has not paid dividends on its common equity. XOMA currently does not intend to pay dividends and intends to retain any earnings for use in its business and the financing of its capital requirements for the foreseeable future. The payment of any future cash dividends on XOMA's common shares will necessarily be dependent upon the earnings and financial needs of XOMA, along with applicable legal and contractual restrictions.

                                 USE OF PROCEEDS

     We intend to use the net proceeds from this offering for general corporate purposes, including current research and development projects, the development of new products or technologies, equipment acquisitions, general working capital and operating expenses.

     We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

                          DESCRIPTION OF SHARE CAPITAL

     The following statements with respect to our share capital are subject to the detailed provisions of XOMA's memorandum of continuance and bye-laws. These statements do not purport to be complete and, while we believe the descriptions of the material provisions of the memorandum of continuance and the bye-laws incorporated by reference are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the memorandum of continuance and the bye-laws, to which reference is hereby made for a full description of such provisions.

COMMON SHARES

General

     The memorandum of continuance and the bye-laws provide that our authorized common share capital is limited to 135,000,000 common shares, par value U.S. $.0005 per share. As of October 31, 2000, there were 66,017,172 common shares outstanding.

Voting

     The holders of common shares are entitled to one vote per share. All actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class (together with the Series A preference shares (as described below), if any), except as provided by law.

Dividends

     Holders of common shares are entitled to participate, on a share for share basis, with the holders of any other common shares outstanding, with respect to any dividends declared by our board of directors, subject to the rights of holders of preference shares. Dividends will generally be payable in U.S. dollars. We have not paid cash dividends on the common shares. We currently do not intend to pay dividends and intend to retain any of our earnings for use in our business and the financing of our capital requirements for the foreseeable future. The payment of any future cash dividends on the common shares is necessarily dependent upon our earnings and financial needs, along with applicable legal and contractual restrictions.

Liquidation

     On a liquidation of XOMA, holders of common shares will be entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Redemption

     The common shares are not subject to redemption either by us or the holder thereof.

Variation Of Rights

     Under our bye-laws, if at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of a majority of the issued shares of that class either in writing or with the sanction of a resolution passed at a separate general meeting.

PREFERENCE SHARES

General

     Under our memorandum of continuance and bye-laws, we have the authority to issue 1,000,000 preference shares, par value U.S. $.05 per share. Of these, 650,000 preference shares have been designated Series A Cumulative Preference Shares and 7,500 preference shares have been designated Convertible Preference Shares, Series B. Under our bye-laws, subject to the special rights attaching to any class of our shares not being varied and to any resolution approved by the holders of 75% of the issued shares entitled to vote in respect thereof, our board of directors may establish one or more classes or series of preference shares having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the board of directors fixes without any shareholder approval.

The Series A Preference Shares

     There are no Series A preference shares outstanding. Pursuant to the rights of the Series A preference shares, subject to the rights of holders of any shares of any series of preference shares ranking prior and superior, the holders of Series A preference shares are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year, commencing on the first dividend payment date after the first issuance of a share or fraction of a share of Series A preference shares, in an amount per share equal to the greater of (a) $1.00 or
(b) 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend payable in common shares, declared on the common shares since the immediately preceding dividend payment date, or, with respect to the first dividend payment date, since the first issuance of Series A preference shares.

     In addition to any other voting rights required by law, holders of Series A preference shares shall have the right to vote on all matters submitted to a vote of our shareholders with each share of Series A preference shares entitled to 100 votes. Except as otherwise provided by law, holders of Series A preference shares and holders of common shares shall vote together as one class on all matters submitted to a vote of our shareholders.

     Unless otherwise provided in the rights attaching to a subsequently designated series of our preference shares, the Series A preference shares shall rank junior to any other series of preference shares as to the payment of dividends and distribution of assets on liquidation, dissolution or winding-up and shall rank senior to the common shares. Upon any liquidation, dissolution or winding-up of XOMA, no distributions shall be made to holders of shares ranking junior to the Series A preference shares unless, prior thereto, the holders of Series A preference shares shall have received an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $100.00 per share or (2) an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of common shares or to the holders of shares ranking on parity with the Series A preference shares, except distributions made ratably on the Series A preference shares and all other such parity shares in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

     If we shall enter into any consolidation, amalgamation, merger, combination or other transaction in which common shares are exchanged for or changed into cash, other securities and/or any other property, then any Series A preference shares outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to 100 times the aggregate amount of cash, securities and/or other property, as the case may be, into which or for which each common share is changed or exchanged.

     The Series A preference shares shall not be redeemable.

The Series B Preference Shares

     There are no Series B preference shares outstanding. The 7,500 Series B preference shares have been designated for issuance upon conversion of the convertible subordinated loans to us made and to be made by Genentech in connection with the funding of the our development costs for hull24. Such loans are and will be convertible into Series B preference shares upon the occurrence of certain events relating to certain regulatory approvals, payment defaults, prepayments and other circumstances. Pursuant to the rights of the Series B preference shares, the holders of Series B preference shares will not be entitled to receive any dividends on the Series B preference shares.

     The Series B preference shares will rank senior with respect to rights on liquidation, winding-up and dissolution of XOMA to all classes of common shares. Upon any voluntary or involuntary liquidation, dissolution or winding-up of XOMA, holders of Series B preference shares will be entitled to receive $10,000 per share of Series B preference shares before any distribution is made on the common shares. The holders of Series B preference shares will have no voting rights, except as required under Bermuda law.

     The holders of Series B preference shares will have the right to convert Series B preference shares into common shares at a conversion price equal to the current market price of the common shares (determined as provided below). The current market price will be determined (a) for Series B preference shares issued in connection with a conversion of one or more of the convertible subordinated loans upon certain regulatory approvals, payment defaults or in certain other circumstances, as of the first date on which such a conversion occurs, and (b) for Series B preference shares issued in connection with certain prepayments of one or more of the convertible subordinated loans or a conversion thereof in certain other circumstances, as of the date of the issuance of such Series B preference shares.

     The Series B preference shares will be automatically converted into common shares at its then effective conversion rate immediately upon the transfer by the initial holder to any third party which is not an affiliate of such holder.

     We will have the right, at any time and from time to time, to redeem any or all Series B preference shares for cash in an amount equal to the conversion price multiplied by the number of common shares into which each such share of Series B preference shares would then be convertible.

OUTSTANDING WARRANTS

     XOMA issued 618,681 common stock purchase warrants in June 1998. Each June 1998 warrant outstanding entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the 1998 warrants at an exercise price of U.S.$7.00 per share on or before June 26, 2001.

     XOMA issued 250,000 common stock purchase warrants to Incyte in July 1998. Each Incyte warrant outstanding entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the Incyte warrants at an exercise price of U.S.$6.00 per share on or before July 9, 2008 or earlier upon the related license becoming fully paid up.

     XOMA issued 379,000 warrants to purchase common shares in January 1999 and March 1999, of which 175,000 remain outstanding. Each January and March 1999 warrant entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the January and March 1999 warrants at an exercise price of U.S.$5.85008 per share on or before January 29, 2004.

     XOMA issued 150,000 warrants to purchase common shares in July 1999. Each July 1999 warrant entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the July 1999 warrants at an exercise price of U.S.$5.75 per share on or before July 21, 2004.

     XOMA issued 250,000 warrants to purchase common shares in February 2000. Each February 2000 warrant entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the 2000 warrants at an exercise price of U.S.$5.00 per share on or before February 11, 2005.

     None of the warrants described above have been registered under the Securities Act and none may be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exception from registration thereunder. Additionally, all of the warrants contain certain restrictions on their transfer. XOMA is not obligated and does not intend to register the warrants under the Securities Act.

                              PLAN OF DISTRIBUTION

     We may sell the common shares being offered hereby in one or more of the following ways from time to time:

     o    through dealers or agents to the public or to investors;

     o    to underwriters for resale to the public or to investors;

     o directly to investors (including upon conversion, exchange or exercise of outstanding securities of XOMA); or

     o    through a combination of such methods.

     We will set forth in a prospectus supplement the terms of the offering of securities, including:

     o    the name or names of any agents, dealers or underwriters;

     o the purchase price of the securities being offered and the proceeds we will receive from the sale;

     o any over-allotment options under which underwriters may purchase additional securities from us;

     o any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

     o    any discounts or concessions allowed or reallowed or paid to dealers;
          and

     o    any securities exchanges on which such securities may be listed.

                                  LEGAL OPINION

     The validity of the common shares to which this prospectus relates has been passed upon for XOMA by Conyers Dill & Pearman, located in Hamilton, Bermuda.

                                     EXPERTS

     The consolidated financial statements of XOMA Ltd. at December 31, 1998 and 1999 and for the years then ended, appearing in XOMA Ltd.'s annual report (Form 10-K), as amended, for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of XOMA Ltd. for the periods through December 31, 1997 incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN GET MORE INFORMATION

     This prospectus is part of a registration statement that we have filed with the SEC. The registration statement contains exhibits and other information not included in this prospectus. At your request, we will provide you, without charge, a copy of any documents incorporated by reference in, or included as exhibits to, our registration statement. If you would like more information, write or call us at:

                                    XOMA Ltd.
                               2910 Seventh Street
                               Berkeley, CA 94710
                            Telephone: (510) 644-1170

     XOMA files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. XOMA's SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with this offering are as follows:

                                                                   Amount
                                                                 to be Paid
                                                                 ----------

SEC registration fee .......................................     $  29,700
Nasdaq fee .................................................        17,500
Legal fees and expenses (including Blue Sky
  fees and expenses)........................................        75,000
Accounting fees and expenses ...............................         5,000
Miscellaneous ..............................................         7,800
                                                                 ---------
         Total .............................................      $135,000
                                                                  ========

Item 15.  Indemnification of Directors and Officers

     Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (i) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (ii) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty.

     The bye-laws of XOMA provide for the indemnity by XOMA of the officers, directors and employees of XOMA to the fullest extent permitted by law.

     Expenses (including attorneys' fees) incurred by an officer or director of XOMA in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by XOMA in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by XOMA pursuant to the Securities Act of 1933.

     An officer or director of XOMA shall not be personally liable to XOMA or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by the Securities Act of 1933 or Bermuda law.

     The indemnification and advancement of expenses and the limitation of liability provided by the bye-laws shall not be deemed exclusive of any other rights which any officer, director or employee, as such, may have or hereafter acquire under the Securities Act of 1933, any other provision of the bye-laws, or any agreement or otherwise. Any repeal or modification of the aforementioned provisions of the bye-laws shall not adversely affect any right or protection existing at the time of such repeal or modification.

Item 16.  Exhibits and Financial Statement Schedules

(a)      Exhibits

         Exhibit
         Number

     1.1  Form of equity underwriting agreement (1)

     3.1  Memorandum of Continuance of XOMA Ltd. (Exhibit 3.4) (2)

     3.2  Bye-Laws of XOMA Ltd. (Exhibit 3.5) (2)

     4.1 Amended and Restated Shareholder Rights Agreement dated as of October 27, 1993 and amended and restated as of December 31, 1998 by and among XOMA and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (Exhibit 4.1) (3)

     4.2 Form of Resolution Regarding Preferences and Rights of Series A Preference Shares (Exhibit 4.2) (2)

     4.3 Form of Resolution Regarding Preferences and Rights of Series B Preference Shares (Exhibit 4.3) (2)

     4.4  Form of Common Stock Purchase Warrant (1998 Warrants) (Exhibit 3) (5)

     4.5  Form of Common Stock Purchase Warrant (Incyte Warrants) (Exhibit 2)
          (6)

     4.6 Form of Common Share Purchase Warrant (January and March 1999 Warrants) (Exhibit 5) (7)

     4.7  Form of Common Share Purchase Warrant (July 1999 Warrants) (Exhibit 4)
          (8)

     4.8  Form of Common Share Purchase Warrant (2000 Warrants) (Exhibit 4) (9)

     5.1  Opinion of Conyers Dill & Pearman (1)

     23.1 Consent of Ernst & Young LLP, Independent Auditors

     23.2 Consent of Arthur Andersen LLP, Independent Public Accountants

     23.3 Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

     24.1 Power of Attorney (included on the signature pages hereto)

--------------------

(1) To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

(2) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form S-4 filed November 27, 1998, as amended (File No. 333-68045).

(3) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form 8-A filed May 21, 1999 (File No. 0-14710).

(4) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated August 13, 1997 filed August 18, 1997 (File No. 0-14710).

(5) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated June 28, 1998 filed June 29, 1998 (File No. 0-14710).

(6) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998 (File No. 0-14710).

(7) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated January 28, 1999 filed January 29, 1999, as amended (File No. 0-14710).

(8) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 23, 1999 filed July 26, 1999 (File No. 0-14710).

(9) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000 (File No. 0-14710).

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on November 16, 2000.

                                  XOMA LTD.


                                  By:       /s/ John L. Castello
                                       -----------------------------------------
                                       Name:   John L. Castello
                                       Title:  Chairman of the Board,
                                               President and Chief
                                               Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Castello and Christopher J. Margolin, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with the SEC and the Bermuda Registrar of Companies, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                                     Title                                 Date
               ---------                                     -----                                 ----


                                         Chairman of the Board, President and Chief         November 16, 2000
                                         Executive Officer (Principal Executive
/s/ John L. Castello                     Officer)
------------------------------------
John L. Castello

                                         Chief Scientific and Medical Officer and            November 16, 2000
/s/ Patrick J. Scannon                   Director
------------------------------------
Patrick J. Scannon

                                         Vice President, Finance and Chief Financial         November 16, 2000
                                         Officer (Principal Financial and Accounting
/s/ Peter B. Davis                       Officer)
------------------------------------
Peter B. Davis

/s/ James G. Andress                     Director                                            November 16, 2000
------------------------------------
James G. Andress

------------------------------------     Director                                            November 16, 2000
William K. Bowes, Jr.

/s/ Arthur Kornberg                      Director                                            November  16, 2000
------------------------------------
Arthur Kornberg

/s/ Steven C. Mendell                    Director                                            November 16, 2000
------------------------------------
Steven C. Mendell


/s/ W. Denman Van Ness                   Director                                            November 16, 2000
------------------------------------
W. Denman Van Ness

                                  EXHIBIT INDEX

     Exhibit
     Number                                                          Page
     ------                                                          ----


     1.1  Form of equity underwriting agreement (1)

     3.1  Memorandum of Continuance of XOMA Ltd. (Exhibit 3.4) (2)

     3.2  Bye-Laws of XOMA Ltd. (Exhibit 3.5) (2)

     4.1 Amended and Restated Shareholder Rights Agreement dated as of October 27, 1993 and amended and restated as of December 31, 1998 by and among XOMA and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (Exhibit 4.1) (3)

     4.2 Form of Resolution Regarding Preferences and Rights of Series A Preference Shares (Exhibit 4.2) (2)

     4.3 Form of Resolution Regarding Preferences and Rights of Series B Preference Shares (Exhibit 4.3) (2)

     4.4  Form of Common Stock Purchase Warrant (1998 Warrants) (Exhibit 3) (5)

     4.5  Form of Common Stock Purchase Warrant (Incyte Warrants) (Exhibit 2)
          (6)

     4.6 Form of Common Share Purchase Warrant (January and March 1999 Warrants) (Exhibit 5) (7)

     4.7  Form of Common Share Purchase Warrant (July 1999 Warrants) (Exhibit 4)
          (8)

     4.8  Form of Common Share Purchase Warrant (2000 Warrants) (Exhibit 4) (9)

     5.1  Opinion of Conyers Dill & Pearman (1)

     23.1 Consent of Ernst & Young LLP, Independent Auditors

     23.2 Consent of Arthur Andersen LLP, Independent Public Accountants

     23.3 Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

     24.1 Power of Attorney (included on the signature pages hereto)

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(1)  To be filed by amendment or as an exhibit to a report pursuant to Section
     13(a), 13(c) or 15(d) of the Exchange Act.



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(2)  Incorporated by reference to the referenced exhibit to XOMA's Registration
     Statement on Form S-4 filed November 27, 1998, as amended (File No. 333-68045).

(3) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form 8-A filed May 21, 1999 (File No. 0-14710).

(4) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated August 13, 1997 filed August 18, 1997 (File No. 0-14710).

(5) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated June 28, 1998 filed June 29, 1998 (File No. 0-14710).

(6) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998 (File No. 0-14710).

(7) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated January 28, 1999 filed January 29, 1999, as amended (File No. 0-14710).

(8) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 23, 1999 filed July 26, 1999 (File No. 0-14710).

(9) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000 (File No. 0-14710).